As filed with the Securities and Exchange Commission on February 14, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Xoom Corporation

(Exact name of registrant as specified in its charter)

Delaware	7389	94-3401054
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Xoom Corporation

100 Bush Street, Suite 300

San Francisco, CA 94104

(415) 777-4800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John Kunze

Xoom Corporation

President & Chief Executive Officer

100 Bush Street, Suite 300

San Francisco, CA 94104

(415) 777-4800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Anthony J. McCusker, Esq. Richard A. Kline, Esq. Goodwin Procter LLP 135 Commonwealth Drive Menlo Park, CA 94025 (650) 752-3100	Christopher G. Ferro, Esq. Vice President and General Counsel Xoom Corporation 100 Bush Street, Suite 300 San Francisco, CA 94104 (415) 777-4800	Douglas D. Smith, Esq. Stewart L. McDowell, Esq. Gibson, Dunn & Crutcher LLP 555 Mission Street, Suite 3000 San Francisco, CA 94105 (415) 393-8200

Approximate date of commencement of proposed sale to public: as soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☒ 333-185967

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, $0.0001 par value per share	661,250	$16.00	$10,580,000	$1,444

(1)	Represents only the additional number of shares being registered and includes 86,250 shares of common stock that may be purchased by the underwriters to cover over-allotments, if any. Does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1 (File No. 333-185967).
(2)	The registration fee is calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended, based on the proposed maximum aggregate offering price. The registrant previously registered securities at an aggregate offering price not to exceed $99,187,500 on a Registration Statement on Form S-1 (File No. 333-185967), which was declared effective by the Securities and Exchange Commission on February 14, 2013. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $10,580,000 is hereby registered, which includes shares issuable upon the exercise of the underwriters’ over-allotment option.

This registration statement shall become effective upon filing with the Commission in accordance with Rule 462(b) of the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

Pursuant to Rule 462(b) under the Securities Act of 1933, as amended, Xoom Corporation is filing this registration statement with the Securities and Exchange Commission, or SEC. This registration statement relates to the public offering of securities contemplated by the registration statement on Form S-1 (File No. 333-185967), which we originally filed on January 11, 2013, as amended, or the Registration Statement, and which the SEC declared effective on February 14, 2013.

We are filing this registration statement for the sole purpose of increasing by 661,250 shares the number of shares of our common stock to be registered for issuance and sale. The additional securities that are being registered for issuance and sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Registration Statement. The information set forth in the Registration Statement is incorporated by reference in this filing.

The required opinions and consents are listed on the exhibit index and filed with this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 14th day of February, 2013.

Xoom Corporation

By:	/s/ John Kunze
John Kunze, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John Kunze John Kunze	President, Chief Executive Officer and Director (Principal Executive Officer)	February 14, 2013

/s/ Ryno Blignaut Ryno Blignaut	Chief Financial Officer (Principal Financial and Accounting Officer)	February 14, 2013

* Roelof Frederik Botha	Director	February 14, 2013

* Alison Davis	Director	February 14, 2013

* Murray J. Demo	Director	February 14, 2013

* Kevin E. Hartz	Director	February 14, 2013

* C. Richard Kramlich	Director	February 14, 2013

* Anne Mitchell	Director	February 14, 2013

* Keith Rabois	Director	February 14, 2013

* Matthew Roberts	Director	February 14, 2013

*By:	/s/ John Kunze John Kunze Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description of Document

5.1	Opinion of Goodwin Procter LLP.

23.1	Consent of KPMG LLP, independent registered public accounting firm.

23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24.1	Power of Attorney of certain directors of Xoom Corporation (incorporated by reference to Registration Statement on Form S-1 (File No. 333-185967) filed January 11, 2013, as amended).